Merrill Lynch Ready Assests Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

mm/dd/yyyy	$20,000	Amsterdam Funding Corp	5.85%	mm/dd/yyyy
mm/dd/yyyy	30,000	Edison Asset Securitiz	5.94	mm/dd/yyyy
mm/dd/yyyy	20,000	Edison Asset Securitiz	5.94	mm/dd/yyyy
mm/dd/yyyy	19,670	Tulip Funding Corp	5.82	mm/dd/yyyy
mm/dd/yyyy	30,000	Atlantis One Funding	6.30	mm/dd/yyyy